NEWS RELEASE
Further Information Contacts:
AT OLD REPUBLIC:    AT FINANCIAL RELATIONS BOARD:
Craig R. Smiddy: President & CEO    Analysts/Investors: Marilynn Meek
(312) 346-8100    (212) 827-3773

OLD REPUBLIC COMPLETES STOCK PURCHASE BY ITS ESSOP

CHICAGO – March 30, 2020 – Old Republic International Corporation (NYSE: ORI) today reported that its Employee Savings & Stock Ownership Plan (“ESSOP”) had completed open market purchases of 3,337,000 shares of the Company’s common stock. The purchases were made at an average price of $14.98 per share or the total of $50 million originally planned. The actual number of shares purchased was approximately 11.2% greater than the contemplated 3 million share acquisition announced on March 12, 2020. The greater acquired number of shares reflected a lower average price per share due to market conditions that prevailed during the March 12, 2020 to March 27, 2020 acquisition period.
As of December 31, 2019, the ESSOP held approximately 15.3 million ORI common shares or approximately 5.1% of all shares then outstanding. The ESSOP now owns approximately 18.7 million ORI common shares or approximately 6.2% of all currently outstanding common shares.
About Old Republic
Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode since 2012. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.
The nature of Old Republic’s business requires that it be managed for the long run, and its cash dividend policy reflects that long-term orientation. The current annualized dividend rate of $0.84 per share marks the 39th consecutive year that Old Republic has boosted this rate, and 2020 becomes the 79th year of uninterrupted regular cash dividend payments. Here’s a summary of recent years’ total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices’ Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal
	Compounded	Compounded	Gross	S & P	S & P
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index
Ten Years 2000 – 2009	9.5%	7.4%	4.1%	-1.0%	-3.7%
Ten Years 2010 – 2019	7.7%	14.8%	4.0%	13.6%	12.4%
Twenty Years 2000 – 2019	8.6%	11.0%	4.1%	6.1%	4.1%
According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in 62nd place among just 111 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100